Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Announces $15.89 Million Private Placement

ST. PAUL, Minn., February 20, 2009—EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, its associated co-morbidities, and other gastrointestinal disorders, today announced that on February 19, 2009, it entered into binding securities purchase agreements for the sale of 13,110,393 shares of its common stock, together with warrants to purchase an aggregate of 6,555,197 shares of its common stock, in a private placement transaction with several accredited investors. The purchase price per share was $1.15, which equaled the consolidated closing bid price of the Company’s common stock as reported by the Nasdaq Stock Market on February 19, 2009. The warrants will be exercisable at any time and from time to time beginning on the date that is six months and one day after the closing and ending four years after the closing of the private placement. The warrants will have an exercise price of $1.38 per share, which equals 120% of the consolidated closing bid price of the Company’s common stock as reported by the Nasdaq Stock Market on February 19, 2009. The closing of the private placement is expected to take place on or before February 24, 2009. Canaccord Adams Inc. acted as sole placement agent for this offering.

The gross proceeds to the Company from the private placement will be $15,896,351, before offering expenses. Proceeds from the transaction will be used to fund clinical studies of VBLOC Therapy in obesity, hypertension and diabetes, submission for regulatory approval of the Maestro™ System in the treatment of obesity upon receipt of satisfactory results from the EMPOWER pivotal trial, as well as for general working capital purposes.

The offer and sale of the shares of the Company’s common stock and warrants have not been registered under the Securities Act of 1933, as amended, and the shares and warrants may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. The securities were offered and will be sold only to a limited number of accredited investors. Pursuant to the securities purchase agreements, the Company agreed to file a registration statement with the Securities and Exchange Commission following the closing of the private placement, registering for resale a certain number of the shares of common stock and common stock issuable upon exercise of the warrants sold to certain of the investors in the private placement. This press release is being issued pursuant to Rule 135(c) under the Securities Act of 1933, as amended, and shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC™ vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics has met its enrollment goal under an FDA-approved Investigational Device Exemption (IDE) for the EMPOWER Study using the Maestro™ System, its initial product for the treatment of obesity. EnteroMedics is currently recruiting patients outside of the United States for a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro™ System for the treatment of obesity; our inability to complete our EMPOWER pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC™ vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 13, 2008. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by Federal law to investigational use.

The implantation procedure and usage of the Maestro™ System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

# # #